                                                      EXHIBIT 21

                    AERIAL COMMUNICATIONS, INC.
            SUBSIDIARIES OF AERIAL COMMUNICATIONS, INC.


                                                    STATE OF
                                                  INCORPORATION
                                                       OR
         LEGAL NAME                                ORGANIZATION
        -------------                             --------------
        APT Operating Company, Inc.                 Delaware

        APT Columbus, Inc.                          Delaware

        APT Kansas City, Inc.                       Delaware

        APT Tampa/Orlando, Inc.                     Delaware

        APT Minneapolis, Inc.                       Delaware

        APT Houston, Inc.                           Delaware

        APT Pittsburgh Limited Partnership          Delaware

        APT Pittsburgh General Partner, Inc.        Delaware